Exhibit (20) (v)

                          CAUTIONARY STATEMENTS
       Under the Private Securities Litigation Reform Act of 1995

Certain risks and uncertainties are inherent in the company's ability to achieve the sustained profitable growth outlined in the earnings press release issued today and in Item 5 of the Current Report on Form 8-K to which this exhibit is attached.

The company's ability to achieve this expected growth is dependent on several factors. These factors include the ability to develop new products that will be successful in the marketplace; to expand into near neighbor or related products;
to position Stanley(R) as a Great Brand in the marketplace; and to position the company as a low cost producer.

These initiatives are in turn dependent on several factors.
These include the company's ability to generate the necessary cost savings to fund these initiatives from a reallocation of resources, including the simplification of the organization, the change in the composition of the workforce and the standardization of the operating mechanisms. The success of the reallocation is dependent upon the ability of the company's employees, with the help of outside consultants, to develop and execute comprehensive plans to provide for smooth transitions for all elements of the reallocation; the ability to retain existing employees throughout the transition; the successful recruitment and training of new employees for the positions that relate to the growth initiatives; the need to respond to significant changes in product demand during the transition; and unforeseen events. The company's ability to achieve the expected cost savings is also dependent on the reallocation generating internal efficiencies, and on the ability of the organization to withstand external factors during the period of transition. These include pricing pressures; the continued consolidation of customers in consumer channels; increasing global competition; changes in trade, monetary and fiscal policies and laws; inflation and currency exchange fluctuations; and recessionary or expansive trends in the economies of the world in which the company operates. The achievement of near neighbor and related product growth and the ability of the company to become a low cost producer will depend upon the ability to successfully identify, negotiate, consummate and integrate into operations joint ventures and/or strategic alliances.

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